Exhibit (99.1a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-40684, 33-79294, 333-03949, 333-03951, 333-03953, 333-42546 and 333-105796) of Lifeline Systems, Inc. of our report dated June 17, 2005 relating to the financial statements of the Lifeline Employees’ Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 27, 2005